SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                           IPALCO ENTERPRISES, INC.
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                 (Name of Registrant A Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                         PRELIMINARY COPIES

                      IPALCO ENTERPRISES, INC.
                        One Monument Circle
                           P. O. Box 1595
                  Indianapolis, Indiana 46206-1595

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 21, 1997


TO THE SHAREHOLDERS OF
IPALCO ENTERPRISES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IPALCO Enterprises, Inc. will be held at the office of the corporation, One Monument Circle, Indianapolis, Indiana on Wednesday, May 21, 1997, at 11 o'clock A.M. (Eastern Standard Time), for the following purposes:

     1. To elect five directors in Class II to hold office for terms of three years each and until their successors are duly elected and qualified;

     2. To approve an amendment to Section 5.01 of Article 5 of the Amended Articles of Incorporation to increase the authorized number of shares of IPALCO's common stock from 145 million to 290 million;

     3. To approve the adoption of the IPALCO Enterprises, Inc. 1997 Stock Option Plan; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors fixed the close of business on Thursday, April 10, 1997 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. Whether or not you expect to be present at the meeting, you are urged to fill in, date and sign the enclosed proxy and return it immediately in the accompanying postage guaranteed envelope.

     By order of the Board of Directors.

                              IPALCO ENTERPRISES, INC.
                              By: BRYAN G. TABLER, Secretary


Indianapolis, Indiana
April 15, 1997

                         TABLE OF CONTENTS

ANNUAL MEETING INFORMATION. . . . . . . . . . . . . . . . . . .       1
   Date, Time and Place of Annual Meeting . . . . . . . . . . .       1
   Solicitation of Proxies. . . . . . . . . . . . . . . . . . .       1
   Other Business . . . . . . . . . . . . . . . . . . . . . . .       2
   Shareholder Proposals for 1998 Annual Meeting. . . . . . . .       2

RELATIONSHIP WITH AUDITOR . . . . . . . . . . . . . . . . . . .       2

VOTING SECURITIES AND BENEFICIAL OWNERS . . . . . . . . . . . .       2
   Beneficial Owners of 5% or More of Common Stock. . . . . . .       3
   Beneficial Ownership of Common Stock By Directors, Nominees
   and Executive Officers . . . . . . . . . . . . . . . . . . .       3

PROPOSAL 1 - ELECTION OF FIVE DIRECTORS . . . . . . . . . . . .       5
   Nominees For Directors To Be Elected At the 1997 Annual
   Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .       5
          CLASS II. . . . . . . . . . . . . . . . . . . . . . .       5
   Current Directors Whose Terms Expire in 1998 (Class III)
   and in 1999 (Class I). . . . . . . . . . . . . . . . . . . .       6
          CLASS III . . . . . . . . . . . . . . . . . . . . . .       6
          CLASS I . . . . . . . . . . . . . . . . . . . . . . .       7

INFORMATION REGARDING THE BOARD OF DIRECTORS. . . . . . . . . .       8
   Procedure To Propose Nominees For Director . . . . . . . . .       8
   Number Of Board Meetings and Attendance. . . . . . . . . . .       9
   Committees of the Board. . . . . . . . . . . . . . . . . . .       9
   Section 16(a) Beneficial Ownership Reporting Compliance. . .      10
   Compensation Committee Interlocks and Insider Participation.      10
   Compensation of Directors. . . . . . . . . . . . . . . . . .      10
   Certain Business Relationships . . . . . . . . . . . . . . .      10

PROPOSAL 2 - APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF
   INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES
   OF IPALCO'S COMMON STOCK . . . . . . . . . . . . . . . . . .      12
   The Proposed Amendment . . . . . . . . . . . . . . . . . . .      12
   Purpose and Effect of Proposed Amendment . . . . . . . . . .      12

PROPOSAL 3 - APPROVAL OF THE IPALCO ENTERPRISES, INC. 1997 STOCK
   OPTION PLAN. . . . . . . . . . . . . . . . . . . . . . . . .      14
   Introduction . . . . . . . . . . . . . . . . . . . . . . . .      14
   Summary of the Plan. . . . . . . . . . . . . . . . . . . . .      14
     Administration . . . . . . . . . . . . . . . . . . . . . .      14
     Eligibility. . . . . . . . . . . . . . . . . . . . . . . .      14
     Stock Subject to Plan. . . . . . . . . . . . . . . . . . .      14
     Terms of Options . . . . . . . . . . . . . . . . . . . . .      15
     Adjustment of Shares . . . . . . . . . . . . . . . . . . .      16
     Tax Withholding. . . . . . . . . . . . . . . . . . . . . .      16
     Amendment. . . . . . . . . . . . . . . . . . . . . . . . .      16
     Termination. . . . . . . . . . . . . . . . . . . . . . . .      17
   Agreements Evidencing Incentive and Non-Qualified Stock
   Options. . . . . . . . . . . . . . . . . . . . . . . . . . .      17
   Federal Income Tax Consequences of Stock Options . . . . . .      17
   New Plan Benefits Chart. . . . . . . . . . . . . . . . . . .      18

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
   COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . .      19
   Compensation Policies Relating Generally to Executive
   Officers . . . . . . . . . . . . . . . . . . . . . . . . . .      19
          Base Salary . . . . . . . . . . . . . . . . . . . . .      19
          Annual Incentive Plan . . . . . . . . . . . . . . . .      20
          Long-Term Performance and Restricted Stock
          Incentive Plan. . . . . . . . . . . . . . . . . . . .      20
   Basis for Chief Executive Officer's Compensation . . . . . .      21
   Deductibility of Executive Compensation. . . . . . . . . . .      21

COMPENSATION OF EXECUTIVE OFFICERS. . . . . . . . . . . . . . .      22
   Nature and Types of Compensation . . . . . . . . . . . . . .      22
   Subsidiary Incentive Plan. . . . . . . . . . . . . . . . . .      22
   Summary Compensation - Table I . . . . . . . . . . . . . . .      23
   Option Exercises - Table II. . . . . . . . . . . . . . . . .      24
   Performance Graph - Table III. . . . . . . . . . . . . . . .      25
   Performance Graph. . . . . . . . . . . . . . . . . . . . . .      26
   Pension Plans. . . . . . . . . . . . . . . . . . . . . . . .      26
          Pension Plan Table - Table IV . . . . . . . . . . . .      26
   Employment Contracts and Termination of Employment and
   Change-in-Control Arrangements . . . . . . . . . . . . . . .      27

APPENDIX A - Text of IPALCO Enterprises, Inc.
   1997 Stock Option Plan . . . . . . . . . . . . . . . . . . .     A-1

                      IPALCO ENTERPRISES, INC.
               One Monument Circle    P. O. Box 1595
                  Indianapolis, Indiana 46206-1595


                          PROXY STATEMENT
               For the Annual Meeting of Shareholders
                      To Be Held May 21, 1997
                (Mailed on or about April 15, 1997)

                     ANNUAL MEETING INFORMATION

Date, Time and Place of Annual Meeting

   The information set forth in this Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of IPALCO Enterprises, Inc. ("IPALCO") for use at its Annual Meeting of Shareholders to be held May 21, 1997, at 11:00 o'clock A.M. (EST) at the principal office of IPALCO, One Monument Circle, Indianapolis, Indiana 46204, pursuant to the foregoing Notice of Annual Meeting, and at any adjournment of such meeting.

Solicitation of Proxies

   The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares represented for any purpose are deemed present for quorum purposes. If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxies will vote the shares represented by the proxy in accordance with the instructions marked. Proxies returned unmarked will be voted in favor of the proposed nominees for director, in favor of the proposed amendment to IPALCO's Amended Articles of Incorporation and in favor of the adoption of the 1997 Stock Option Plan. If other matters are properly brought before the meeting, or any adjournment thereof, the enclosed proxy gives discretionary authority to the persons named therein to vote in accordance with their best judgment on such matters. A shareholder executing and delivering the enclosed proxy has the unconditional right to revoke it at any time before the authority granted therein is exercised.

   Under Indiana law, the election of directors will be determined by plurality vote at a meeting where a quorum is present. As a result, the five nominees who receive the greatest number of votes cast for election as directors will be elected as directors of IPALCO. Broker non-votes and withheld votes will not affect the outcome of the election of directors.

   Action on any matter, other than the election of directors, will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions from voting or broker non-votes will have no effect since such actions do not represent votes cast for or against the proposal.

   This solicitation of proxies is being made by IPALCO and the expenses thereof will be borne by IPALCO. The principal solicitation is being made by mail. However, additional solicitation may be made by telephone, telegraph or personal contact by officers and other employees of IPALCO and its subsidiaries, who will not be additionally compensated therefor. IPALCO expects to reimburse broker-dealers and others for reasonable expenses of forwarding proxy material to beneficial owners.

Other Business

   Management is not aware of any business to be presented at the 1997 Annual Meeting other than the election of five directors, the proposed amendment to the Amended Articles of Incorporation, and the proposed approval of the 1997 Stock Option Plan. The minutes of the Annual Meeting of Shareholders held April 17, 1996, will be presented for approval at the 1997 Annual Meeting; however, such action is not intended to constitute approval or disapproval of any matter referred to in such minutes.

Shareholder Proposals for 1998 Annual Meeting

   If a shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held April 15, 1998, the proposal must be received by the Corporate Secretary for inclusion in IPALCO's proxy statement and form of proxy not later than December 16, 1997.


                     RELATIONSHIP WITH AUDITOR

   Deloitte & Touche LLP, with offices at Market Tower, Suite 3000, 10 West Market Street, Indianapolis, Indiana, has been the auditor of IPALCO since its inception. Upon the recommendation of the Audit Committee, that firm was again appointed by IPALCO's Board of Directors to serve as auditor for IPALCO and its subsidiaries for the current year. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders to be held May 21, 1997, and will be given the opportunity to make a statement and to respond to appropriate questions from shareholders.


              VOTING SECURITIES AND BENEFICIAL OWNERS

   On April 10, 1997, IPALCO had outstanding 44,499,612 shares of common stock. Each share of common stock entitles its owner to one (1) vote upon each matter to come before the meeting. Only shareholders of record at the close of business on Thursday, April 10, 1997, will be entitled to vote at the meeting or at any adjournment thereof.

Beneficial Owners of 5% or More of Common Stock

   On April 10, 1997, the following beneficial owners held more than 5% of IPALCO's voting securities:
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Name and Address of     Amount and Nature
Percent
Title of Class         Beneficial Owner         of Beneficial
Ownership         of Class
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Common Stock            Employees' Thrift Plan          4,711,869 shares<F1>    10.59%
                        of Indianapolis Power
                        & Light Company
                        c/o Merrill Lynch
                        Trust Company of America,
                        Trustee
                        265 Davidson Avenue, 4th Floor
                        Somerset, NJ  08873
_________________________________

   <F1> Trustee, under a continuing agreement, has discretion to vote shares as to which no voting instructions are received.

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Beneficial Ownership of Common Stock By Directors, Nominees and
Executive Officers

   On March 15, 1997, the following named directors, nominees and executive officers of IPALCO and its subsidiaries,
individually and as a group, beneficially owned equity securities of IPALCO as follows:
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                        Name of                         Amount and Nature               Percent
Title of Class          Beneficial Owner                of Beneficial Ownership<F1>     of Class<F2>
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Common Stock            Joseph D. Barnette, Jr.          16,000 shares <F3>
                        Robert A. Borns                  44,644 shares <F3>
                        John R. Brehm                    72,802 shares <F4>
                        Mitchell E. Daniels, Jr.         18,300 shares <F3>
                        Rexford C. Early                 11,642 shares <F3>
                        Otto N. Frenzel III              31,200 shares <F3>
                        Max L. Gibson                    11,100 shares
                        Edwin J. Goss                    14,407 shares <F3>
                        Earl B. Herr, Jr.                13,860 shares
                        John R. Hodowal                 247,639 shares <F4>
                        Ramon L. Humke                  174,662 shares <F4>
                        Sam H. Jones                     18,360 shares <F3>
                        Andre B. Lacy                    37,806 shares <F5>
                        L. Ben Lytle                     12,748 shares
                        Michael S. Maurer                11,072 shares
                        Andrew J. Paine, Jr.                  0 shares
                        Sallie W. Rowland                19,244 shares <F3>
                        Thomas H. Sams                   23,001 shares <F3>, <F6>
                        Bryan G. Tabler                  15,363 shares <F3>, <F4>
                        Gerald D. Waltz                 105,245 shares <F4>
                        Other Executive Officers        275,873 shares <F1>, <F4>
                        All 27 directors, nominees,
                        and executive officers, as
                        a group                       1,174,968 shares <F3>, <F4>       2.64%

-------------------------------------------

<F1>    Except as otherwise noted below, each person named in the
        table has sole voting and   investment power with respect to
        all shares of common stock listed as owned by such person. Shares beneficially owned include shares that may be acquired pursuant to exercise of outstanding options that are exercisable within 60 days as follows: Mr. Barnette-9,000; Mr. Borns-12,000; Mr. Brehm-52,500; Mr.
        Daniels-18,000; Mr. Early-6,000; Mr. Frenzel-18,000; Mr.
        Gibson-6,000; Mr. Goss-12,000; Dr. Herr-12,000; Mr.
        Hodowal-180,000; Mr. Humke-105,000; Mr. Jones-18,000; Mr.
        Lacy-18,000; Mr. Lytle-12,000; Mr. Maurer-9,000; Mrs.
        Rowland-18,000; Mr. Sams-18,000; Mr. Waltz-55,320; other
        executive officers-201,750; directors and executive officers as a group-780,570.

<F2>    Percentages less than 1% of total common stock outstanding are not indicated.

<F3>    Includes 43,547 shares owned by or with family members
        sharing their home and shares held in trust or other arrangements with family members.

<F4>    Includes vested and contingent interests in shares of common stock held by the Trustee in the Thrift Plan (stated in whole shares) of: Mr. Brehm-13,650; Mr. Hodowal-29,774; Mr. Humke-7,747; Mr. Tabler-1,066; Mr. Waltz-36,349; other executive officers-57,198; and all executive officers as a group-145,784.

<F5>    Includes 12,000 shares owned by LDI, Ltd. and 2,700 shares owned by the Lacy Foundation of which Mr. Lacy is a partner and a director, respectively, and 600 shares representing his vested interest in a self-employment retirement plan, totaling 15,300 shares, 11,700 of which he disclaims beneficial ownership.

<F6>    Mr. Sams disclaims beneficial ownership of 1,500 shares of the total shares shown opposite his name.



              PROPOSAL 1 - ELECTION OF FIVE DIRECTORS

   At a meeting held January 28, 1997, the Executive Committee of IPALCO's Board of Directors nominated five directors to stand for election as Class II directors of IPALCO at its Annual Meeting of Shareholders to be held May 21, 1997, for terms of three years each and until their successors are duly elected and qualified.


   Proxies representing shares held on the record date which are returned duly executed, will be voted, unless otherwise specified, in favor of the five nominees for the Board of Directors named below in Class II. All such nominees, except Andrew J. Paine, Jr., are members of IPALCO's present Board of Directors and all nominees have consented to serve if elected. However, if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

   The nominees for directors in Class II, the current directors in Class III and Class I, as assigned by the Board of Directors, and the names, ages (as of May 21, 1997), business experience and directorships of such nominees and directors are as follows:


Nominees For Directors To Be Elected At The 1997 Annual Meeting:

                              CLASS II

Joseph D. Barnette, Jr., 57, Chairman and Chief Executive Officer of Bank One, Indiana, NA (a bank holding company) since January, 1993. Prior to that, Mr. Barnette was President and Chief Executive Officer of Banc One Indiana Corporation (July, 1990 - January, 1993), President and Chief Executive Officer of Bank One, Indianapolis, NA (January, 1990 - October, 1994) and Chairman and Chief Executive Officer of Bank One, Indianapolis, NA (October, 1994 - March, 1997). He is a director of IPL and Meridian Insurance Group, Inc. He has been a director of IPALCO since January, 1993.

Max L. Gibson, 56, President of Majax Corporation (waste consulting firm),
        Terre Haute, Indiana for the past five years. For more than five years prior to his consulting work, Mr. Gibson was President of Victory Services Corporation (waste disposal), Terre Haute, Indiana. He is a director of IPL, First Financial
        Corporation, Terre Haute First National Bank and First State
        Bank, Brazil, Indiana. He has been a director of IPALCO since August, 1993.

Ramon L. Humke, 64, Vice Chairman of IPALCO and President and
        Chief Operating Officer of IPL. Prior to February, 1990 when he assumed his present position with IPL, Mr. Humke was President and Chief Executive Officer of Ameritech Services and Senior Vice President of Ameritech Bell Group (September, 1989 - February,
        1990) and President and Chief Executive Officer of Indiana Bell Telephone Company (October, 1983 - September, 1989). He is a director of IPL, NBD Bank, N.A., LDI Management, Inc. and is Chairman of the Boards of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. He has been a director of IPALCO since February, 1990.

Andrew J. Paine Jr., 59, President and Chief Executive Officer of
        NBD Indiana, Inc. and Executive Vice President of First Chicago NBD Corporation. In his position with NBD Indiana, Inc. he directs the operation of all NBD banks in Indiana. In 1981, Mr. Paine was named Vice Chairman of Indiana National Bank, and was elected Executive Vice President of NBD Bancorp after it acquired INB in 1992. Mr. Paine was named Chief Executive
        Officer of NBD Indiana, Inc. in June, 1994, and Executive
        Vice President of First Chicago NBD Corporation in 1995. He is a director of Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

Sallie W. Rowland, 64, Chairman and Chief Executive Officer of
        Rowland Design, Inc. (an architectural, interiors and graphic design firm), Indianapolis, Indiana, positions she has held for more than 5 years. Mrs. Rowland serves on various community boards including The Indianapolis Chamber of Commerce. She is a director of IPL, NBD Bank, N.A., Meridian Insurance Group,
        Inc. and Meridian Mutual Insurance Company. She has been a director of IPALCO since April, 1988.


Current Directors Whose Terms Expire in 1998 (Class III) and in
1999 (Class I):


                             CLASS III

Otto N. Frenzel III, 66, Chairman, Executive Committee, National
        City Bank of Indiana, Indianapolis, Indiana. Mr. Frenzel has held his present position since January, 1996. For more than 3 years prior to that time, Mr. Frenzel was Chairman of the Board of National City Bank, Indiana. Prior to May, 1992, Mr. Frenzel was Chairman of the Board of Merchants National Bank
        & Trust Company of Indianapolis and Chairman of the Board of Merchants National Corporation. He is a director of IPL,
        National City Corporation, American United Life Insurance
        Company, Indiana Energy, Inc., Indiana Gas Company, Inc., and Baldwin & Lyons, Inc. He has been a director of IPALCO since September, 1983.

Dr. Earl B. Herr, Jr., 69, Retired. For more than five years prior to his retirement in December, 1992, Dr. Herr was Executive Vice President of Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana. He is a director of IPL and Lilly Endowment and has been a director of IPALCO since April, 1986 (excluding the period March 15 to August 23, 1993).

Sam H. Jones, 69, President, Indianapolis Urban League, Inc.,
        Indianapolis, Indiana. Mr. Jones has held his present position for more than 5 years and serves on numerous educational, social and cultural boards, including the Advisory Board of Indiana University-Purdue University at Indianapolis, Methodist Health Foundation, Board of One Hundred Black Men of Indianapolis and the Administrative Board of Northwest United Methodist Church. He is a director of IPL and has been a director of IPALCO since September, 1983.

Andre B. Lacy, 57, General Partner and Chief Executive of LDI,
        Ltd. (an industrial and investment limited partnership), Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc., the managing general partner of LDI, Ltd., and Chairman and Chief Executive Officer of all subsidiaries and divisions thereof. He has held his present positions for more than 5 years. He is a director of IPL, Tredegar Industries, Inc., Albemarle Corporation, Patterson Dental Co., Herff Jones and The National Bank of Indianapolis. He has been a director of IPALCO since April, 1985.

L. Ben Lytle, 50, President and Chief Executive Officer, Anthem
        Insurance Companies, Inc. (insurance and financial services), Indianapolis, Indiana. He served as Chairman from March, 1994 to March, 1996, and has held the remaining positions for more than five years. He is a director of IPL, Bank One, Indiana, NA, and Anthem Insurance Companies, Inc. and its subsidiaries. He has been a director of IPALCO since April, 1992.

                              CLASS I

Robert A. Borns, 61, Chairman of Borns Management Corporation
        (real estate owners and managers), Indianapolis, Indiana since 1961, and Chairman of Correctional Management Company L.L.C. since 1996. Mr. Borns serves on numerous boards, including the Board of Trustees of Indianapolis Museum of Art, Indianapolis Symphony
        Orchestra, Indiana University Foundation and St. Vincent
        Hospital Advisory Board. He is also a director of IPL, Standard Management Corporation, and of Heritage Partners
        Management, Inc. He has been a director of IPALCO since
        April, 1987 (excluding the period March 15 to August 23,
        1993).

Mitchell E. Daniels, Jr., 48, Vice President, Corporate Strategy and Policy, Eli Lilly and Company, (pharmaceuticals manufacturer). During the period April 1, 1993 to January 6, 1996, Mr. Daniels was President, North American Pharmaceutical Operations of Eli Lilly and Company. Prior to that time, he was Vice President, Corporate Affairs of Eli Lilly and Company and President and
        Chief Executive Officer of Hudson Institute, Inc. (March,
        1987 to August, 1990). He is a director of IPL, Acordia,
        Inc. and NBD Bank, N.A. and has been a director of IPALCO since November, 1989.

Rexford C. Early, 62, President of Carlisle Insurance Agency,
        Inc., Indianapolis, Indiana, a position he has held for more than five years. Mr. Early was Chairman of the Indiana Republican Party from March, 1991 to March, 1993. He is a director of IPL and has been a director of IPALCO since August, 1993.

John R. Hodowal, 52, Chairman of the Board and President of
        IPALCO and Chairman of the Board and Chief Executive Officer of IPL. Except for the Chairmanship of IPL which he assumed in February, 1990, Mr. Hodowal has held his current positions since May, 1989. For some years prior to that time, he was Vice President and Treasurer of IPALCO and Executive Vice
        President of IPL. He is a director of IPL, Bank One, Indiana,
        NA and Anthem Insurance Companies, Inc. He has been a director of IPALCO since April, 1984.

Michael S. Maurer, 54, Chairman of the Board of MyStar Communications
        Corporation (radio station operations), a position he has held for more than five years; Chairman of the Board of IBJ Corporation (newspaper publisher), since December, 1990; Chairman of the Board of The National Bank of Indianapolis since December,
        1993. Mr. Maurer is Chair, United Way of Central Indiana. He has been a director of IPL and IPALCO since January, 1993.

Thomas H. Sams, 55, President and Chief Executive Officer,
        Waldemar Industries, Inc. (an investment holding company), Indianapolis, Indiana and an officer of various subsidiary and affiliated corporations thereof. Mr. Sams has held these positions since 1966. He is a director of IPL, NBD Bank, N.A., and Meridian Insurance Group, Inc. He has been a director of IPALCO since April, 1987.


            INFORMATION REGARDING THE BOARD OF DIRECTORS

Procedure To Propose Nominees For Director

   IPALCO will accept timely notice by shareholders of proposed nominees for directors. Any such notice must be received by the Corporate Secretary of IPALCO not less than 60 days nor more than 90 days prior to the date of each annual meeting. Such shareholder's notice shall set forth (a) as to each proposed nominee for director (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and/or series and number of shares that are beneficially owned by such nominee on the date of such shareholder notice and (iv) any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (b) as to the shareholder giving the notice (i) the name and address, as they appear on IPALCO's books, of such shareholder and any shareholders known to be supporting such nominee and (ii) the class and/or series and number of shares beneficially owned by such shareholder and by any shareholders known to be supporting such nominee on the date of such shareholder notice. The Board of Directors may reject any nomination for director not made in accordance with the foregoing provisions.

Number of Board Meetings and Attendance

   During 1996, the Board of Directors of IPALCO held 11 meetings and committees of the Board held a total of 16 meetings. Each director attended more than 75% of the aggregate of Board meetings and assigned committee meetings. All directors, on average, attended over 92% of the Board meetings and assigned committee meetings held in 1996.

Committees of the Board

   The Board of Directors of IPALCO has four standing committees, the Executive Committee, the Audit Committee, the Compensation Committee, and the Committee on Strategies. The Board does not have a nominating committee as such, but the Executive Committee performs the functions of such committee. It reviews, among other things, the qualifications and suitability of candidates to stand for election to IPALCO's Board of Directors and makes specific recommendations with respect thereto. In addition, the Executive Committee considers and recommends the declaration of dividends and acts on matters when the full Board is not in session. The Executive Committee held six meetings in 1996. Currently, Mr. John R. Hodowal is Chairman and Messrs. Robert A. Borns, Otto N. Frenzel III, Earl B. Herr, Jr., Ramon L. Humke, and Sam H. Jones are members.

   The Audit Committee recommends the appointment of the auditor for the ensuing year for IPALCO and its subsidiaries, reviews the scope of the audit, examines the auditor's reports, makes appropriate recommendations to the Board of Directors as a result of such review and examination, and inquires into the effectiveness of the financial and accounting functions and controls. The Audit Committee first approves all non-audit services and gives appropriate consideration to the effect, if any, such services may have on the independence of the auditor, except that management advisory and tax services which do not exceed $50,000 per project or $150,000 in the aggregate per calendar year may be approved by the Chairman of the Board without such Committee's consent. The Audit Committee held three meetings in 1996. Currently, Mrs. Sallie W. Rowland is Chairman and its members are Messrs. Rexford C. Early, Edwin J. Goss, Sam
H. Jones, and Andre B. Lacy.

   The Compensation Committee reviews current and proposed compensation levels of all officers of IPALCO and its subsidiaries, obtains advice of independent consultants, and makes specific recommendations as to the compensation each officer should receive on an annual basis. It also reviews and makes recommendations with respect to other forms of compensation for such officers, including supplemental pension benefits, bonuses and restricted stock. (See ``Board Compensation Committee Report on Executive Compensation'' below.) The Compensation Committee held four meetings in 1996. Currently, Mr. Otto N. Frenzel III is Chairman and Messrs. Robert A. Borns, Earl B. Herr, Jr., and Thomas H. Sams are members.

   The Committee on Strategies considers and makes recommendations with respect to issues and processes involving dynamic planning, matters affecting the allocation of corporate resources among regulated and non-regulated subsidiaries, and other components of overall corporate strategy. The Committee on Strategies held three meetings in 1996. Currently, Mr. Joseph D. Barnette, Jr. is Chairman and Messrs. Mitchell E. Daniels, Jr., Max L. Gibson, L. Ben Lytle, and Michael S. Maurer are members.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the federal securities laws, IPALCO's directors, certain officers, and 10% shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in IPALCO's stock. During 1996, Mr. Robert W. Rawlings and Mr. Joseph D. Barnette, Jr. each had one late report with regard to one transaction.

Compensation Committee Interlocks and Insider Participation

   Mr. Frenzel is Chairman, and Messrs. Borns, Herr and Sams are the members of the Compensation Committee. IPALCO's Vice Chairman, Mr. Ramon L. Humke, is a member of the Compensation Committee of the Board of Directors of LDI Management, Inc. Mr. Andre B. Lacy is Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. and is also a director of IPALCO.

Compensation of Directors

   Non-employee directors serving on the Board of IPALCO are paid an annual fee of $8,500 plus $450 for each meeting attended; however, directors of IPALCO and its subsidiaries are limited to two annual fees. Non-employee members of the Executive Committee of the Board are paid annual fees of $10,000, but no meeting fees. Members of the Audit Committee, Compensation Committee and the Committee on Strategies of the Board, all of whom are non-employee directors, are paid annual fees of $4,000 plus $450 for each meeting attended. The Chairman of each of the latter three committees receives an additional fee of $1,500 annually. Members of the Executive and Audit Committees of both IPALCO and IPL are limited to one annual fee. Directors who are also officers of IPALCO or one of its subsidiaries receive no director fees.

Certain Business Relationships

   During 1996, companies associated with Anthem Insurance
Companies, Inc. ("Anthem") administered health care programs for IPALCO and its subsidiaries under contracts that involve payments to Anthem aggregating approximately $15 million. Mr. L. Ben
Lytle is President and Chief Executive Officer of Anthem.

   IPALCO subsidiaries Indianapolis Power & Light Company ("IPL") and Mid-America Capital Resources, Inc. ("Mid-America") each maintained a line of credit during 1996 with National City Bank, Indiana ("NCB") of which Mr. Otto N. Frenzel III is Chairman of the Executive Committee. During 1996, the maximum principal amount outstanding at any time on IPL's $30 million line of credit with NCB was approximately $11 million, and IPL had no outstanding balance with NCB as of December 31, 1996. Mid-America's $7.5 million line of credit with NCB had a maximum principal amount of $3.0 million outstanding at any time, and a principal balance of $3.0 million outstanding as of December 31, 1996.

   IPL maintained a long-term revolving credit facility during 1996 with Bank One, Indianapolis, NA, ("Bank One") of which Mr. Joseph D. Barnette, Jr., is Chairman and Chief Executive Officer. IPL did not utilize the credit facility during 1996. Mid-America maintained a $7.5 million line of credit with Bank One during 1996 and had a maximum principal amount of $3.0 million outstanding at any time, and an outstanding principal balance of $3.0 million as of December 31, 1996.

   An unutilized credit line and an unutilized long-term revolving credit facility were also maintained by IPL with First Chicago NBD ("NBD"), of which Mr. Ramon L. Humke is a director and Mr. Andrew J. Paine, Jr., is an executive officer. IPALCO subsidiary Mid-America maintained a $7.5 million line of credit during 1996 with NBD, had a maximum principal amount outstanding of $3.0 million, and a principal balance of $3.0 million outstanding as of December 31, 1996.

   IPALCO entered into a Credit Agreement with Bank One Indiana, NA, NCB, and The First National Bank of Chicago on April 4, 1997 for the purpose of borrowing $401 million. The proceeds of the loan will be used for the repurchase of 12,539,428 of the outstanding shares of IPALCO Enterprises, Inc. common stock pursuant to the terms of the tender offer announced by IPALCO on February 25, 1997.

   IPL engaged Rowland Design, Inc. for architectural and
design services for certain improvements to the corporate offices located at One Monument Circle.  During 1996, IPL paid fees of
approximately $93,000 under such agreements.   Mrs. Sallie W.
Rowland is Chairman and CEO of Rowland Design, Inc.

   IPL engaged Schenkel & Associates, LLC, for consulting services in the areas of community affairs, public relations, and communication, and paid fees of approximately $25,000 during 1996. Mr. Thomas M. Miller, a member of the Board of Directors of IPALCO prior to his death on July 5, 1996, was a majority owner of Schenkel & Associates, LLC.

     PROPOSAL 2 - APPROVAL OF AMENDMENT TO AMENDED ARTICLES OF
         INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF
                  SHARES OF IPALCO'S COMMON STOCK


The Proposed Amendment

   At a regular meeting of the Board of Directors of IPALCO held January 28, 1997, a resolution was adopted by unanimous vote of the 16 directors present directing that an amendment be submitted to a vote of the shareholders at the 1997 Annual
Meeting to amend Section 5.01 of Article 5 of the Amended
Articles of Incorporation to read as follows:

   "Section 5.01. Amount and Par Value. The total number of shares which the Corporation shall have the authority to issue is two hundred ninety million (290,000,000) shares, without par value."

   Section 5.01 of IPALCO's Amended Articles of Incorporation currently authorizes the issuance of 145,000,000 shares of common stock, without par value. No other class of capital stock is authorized. As of April 10, 1997, there were 44,499,612 shares of IPALCO's common stock issued and outstanding after giving effect to the repurchase of 12,539,428 shares of IPALCO common stock pursuant to the terms of the tender offer announced by IPALCO on February 25, 1997. Of the 100,500,388 authorized shares that remain available for issuance, 61,758,065 shares are reserved for issuance in accordance with the provisions of IPALCO's Shareholder Rights Plan, 1991 Directors Stock Option
Plan, 1990 (Officers) Stock Option Plan and Long-Term Performance and Restricted Stock Incentive Plan. An additional 2,000,000 shares will be reserved for issuance pursuant to the 1997 Stock Option Plan if such plan is approved at the Annual Meeting. The 12,539,428 shares repurchased pursuant to the tender offer will be held as treasury shares. The balance of shares available after taking into consideration the shares reserved for issuance, including those to be reserved in connection with the 1997 Stock Option Plan, and treasury shares, is 24,202,895. In addition, each time IPALCO issues shares of its common stock, an additional share is reserved for issuance under the terms of the Shareholder Rights Plan.
As a result, IPALCO only has one-half of the 24,202,895 shares available for issuance, or 12,101,448.

Purpose and Effect of Proposed Amendment

   The proposed amendment would increase from 145,000,000 shares to 290,000,000 shares the amount of IPALCO common stock authorized for issuance, but it would have no effect upon the terms of such stock or the rights of the holders thereof. IPALCO does not have any present plans, understandings or agreements to issue additional shares of common stock.

   The Board of Directors believes that the proposed increase in authorized common stock is desirable to enhance IPALCO's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions of property, use in employee benefit plans or other corporate purposes. Having such authorized shares available for issuance in the future would allow shares of common stock to be issued without the expense and delay of a special shareholders' meeting. Once authorized, such common stock would be available for issuance from time to time to such persons and for such consideration and on such terms as the Board of Directors determines. No further action or authorization by IPALCO's shareholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or by the rules of any stock exchange on which IPALCO's securities may then be listed. The holders of any of the additional shares of common stock issued in the future would have the same rights and privileges as the holders of the shares of common stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares.

   As stated above, IPALCO has no immediate plans, understandings or agreements with respect to the issuance of any additional shares of common stock which would be authorized by the proposed amendment. However, shareholders should be aware that the authority of the Board to issue common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of IPALCO, because the issuance of additional common stock would dilute the voting power of the common stock then outstanding. As of this date, the Board is not aware of any pending or threatened effort to accumulate IPALCO's shares or to obtain control of IPALCO by means of a merger, tender offer, solicitation in opposition to management or otherwise.

   Other provisions of IPALCO's Amended Articles could also be viewed as potential impediments to efforts to acquire control of IPALCO. Specifically, those provisions of the Articles requiring the election of only one-third of the directors of IPALCO every year, and the super-majority vote requirement applicable to certain business transactions (such as mergers or sales of assets) could be used in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of IPALCO. The Articles also provide that the Board, when evaluating such transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of IPALCO and its shareholders, give due consideration to all relevant factors including the social and economic effects on employees, customers, suppliers, and other constituents of IPALCO and on the communities in which IPALCO operates or is located. In addition, directors may be removed only for cause and only upon the affirmative vote of the holders of 80% of the outstanding voting power of IPALCO. IPALCO's Shareholder Rights Plan could be used with the intent to make more difficult or discourage a change in control. IPALCO has no present intention of soliciting the vote of shareholders on any other proposal, or series of proposals, to deter changes in control of IPALCO.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

                PROPOSAL 3 - APPROVAL OF ADOPTION OF
          IPALCO ENTERPRISES, INC. 1997 STOCK OPTION PLAN




Introduction

   At its meeting held March 25, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "Plan") for officers (two of whom are also directors) and other key executive employees of IPALCO and its subsidiaries, subject to shareholder approval. Failure to obtain shareholder approval terminates the Plan and all options granted thereunder. The Plan is designed to provide participants with a favorable opportunity to acquire IPALCO's common stock (the "Stock"). The Board of Directors believes that options to purchase the Stock will be a significant incentive to work for the continued success of these companies. The 1997 Stock Option Plan is set forth in Appendix A to this Proxy Statement, to which reference is made for a full and complete statement of its terms and conditions. A summary of the principal features of the Plan follows.

Summary of the Plan

   Administration. The Plan is administered by the Compensation Committee of IPALCO's Board of Directors, which is made up of 4 disinterested outside directors (the "Committee"). The Committee has sole authority to (a) select plan participants, (b) decide on the timing of option grants, (c) determine the number of shares of the Stock covered by each option, (d) set the option price, (e) establish the period for exercising options, (f) determine which options are to be incentive options and which are to be non-qualified options, (g) determine the terms and conditions of option agreements, and
(h) make rules, regulations and other necessary determinations in the course of administering the Plan.

   Eligibility. Officers and other key employees who in the opinion of the Committee are materially responsible for the management and operation of IPALCO or its subsidiaries are eligible to participate in the Plan. Ten percent (10%) owners of the Stock are excluded unless the exercise price of the stock option is at least 110% of the fair market value of the Stock on the date the option is granted and the exercise period does not exceed 5 years. Eligible employees may be granted more than one stock option. As indicated, the Committee has sole authority to select Plan participants.

   Stock Subject to Plan. Two Million shares of the Stock (representing 4.49% of currently outstanding shares) are reserved for option grants. Unpurchased shares from expired options may again become available for additional option grants.

   Terms of Options. Option grants are subject to the following terms and conditions:

   (a) The exercise price is to be determined by the Committee when options are granted. In the case of incentive stock options, the price may not be less than the fair market value of the Stock.

   (b) The period allowed for exercising an option may not exceed 10 years and 1 day after the date granted; provided that incentive stock options shall have terms not exceeding 10 years. Options are not exercisable before shareholders approve the Plan.

   (c)  Upon exercise of an option, the price shall be paid in full either
        (i) in cash, (ii) subject to the terms of the Plan, with an exercise note with irrevocable instructions to a broker to deliver the option price in cash, or (iii) subject to approval by the Committee, with other shares of the Stock having a fair market value, as determined by the Committee, equal to the cash exercise price. The Committee may determine whether options are exercisable in full or in quotas. Options may be exercised at any time during their term.

   (d) An option terminates if a participant's employment ceases for reasons other than death, disability or retirement. If employment ceases due to disability, any option granted must be exercised within 1 year after employment ceases whether or not the option was otherwise exercisable at the date of such termination of employment. A participant who retires may exercise his or her option any time during its term provided that the option was otherwise exercisable at the date of such termination of employment. However, an incentive stock option must be exercised within 3 months after retirement or it will be treated for tax purposes as a non-qualified option. Personal representatives of participants who die while employed or who die within 1 year after being disabled or retiring, may exercise an option in whole or in part at any time after the date of such death until the expiration of the option term as fixed by the Committee whether or not the option was otherwise exercisable at the date of death.

   (e)  An option is not transferable except upon a participant's death.

   (f) Participants are deemed to have agreed that the Stock purchased through the exercise of an option was, in good faith, acquired for investment and not for sale or other distribution.

   (g) The aggregate fair market value (as determined by the Committee at date of grant) of the Stock subject to an incentive stock option that is exercisable for the first time by a participant shall not exceed $100,000 for any calendar year. If, due to immediate exercisability of an incentive stock option, the aggregate fair market value exceeds the $100,000 limitation, the Committee shall convert so much of the option that is in excess of such limitation to a non-qualified stock option. Except as noted in paragraph (m) below and except for the number of shares reserved for option grants, the is no limit on non-qualified options.

   (h) An agreement between IPALCO and the participant shall evidence each stock option and shall contain a requirement to notify IPALCO of any sale or transfer of option Stock that occurs 2 years from date of grant or 1 year from date of exercise.

   (i) The Committee may provide an additional cash payment to a non-qualified stock option participant equal to all or a part of the tax benefit realized by IPALCO from the exercise of such option.

   (j) Certificates for the Stock shall be issued as soon as practicable after an option is exercised, without which a participant has no rights as a shareholder. Cash shall be paid in lieu of fractional shares.

   (k) No right to continue in the employ of IPALCO or its subsidiaries is conferred by the Plan or any agreement thereunder.

   (l) Options shall be clearly identified as either incentive stock options or non-qualified stock options, both of which may be granted to the same participant. The exercise of an incentive stock option shall not affect the exercise of a non-qualified stock option and vice versa.

   (m) The maximum number of option shares which may be granted to a participant in any calendar year may not exceed 250,000.

   Adjustment of Shares. A reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation or other changes after the Plan becomes effective authorizes the Committee to conclusively determine what changes may be appropriate in the number and kind of shares and in the option price of outstanding options.

   Tax Withholding. Whenever the Stock is issued or transferred under the Plan, IPALCO has the right to withhold federal, state or local tax as dictated by applicable requirements or to require payments sufficient to satisfy such requirements.

   Amendment. IPALCO's Board of Directors may amend the Plan and, with consent of the participant, may amend an option; however, shareholder approval is required (a) to increase the number of shares reserved for issuance; (b) to extend beyond 10 years and 1 day the exercise period for an option; (c) to modify materially the class of eligible participants; and (d) to materially increase the benefits accruing to participants.

   Termination. IPALCO's Board of Directors may terminate the Plan at any time, but options theretofore granted will not be affected. No incentive stock options may be granted after 10 years.

Agreements Evidencing Incentive and Non-Qualified Stock Options

   The Plan requires that each option be evidenced by an agreement between IPALCO and the participant. On March 25, 1997, 27 such agreements, covering an aggregate of 1,067,500 shares of the Stock and representing 2.4% of total shares currently outstanding, were entered into with officers and key employees of IPALCO and its subsidiaries as selected by the Committee, subject to shareholder approval of the Plan. These agreements, in principal part, (a) establish the total number of shares of the Stock for which each participant has been granted incentive and/or non-qualified stock options;
(b) set the option price at the higher of the average of the high and low price of the Stock on March 25, 1997 or April 8, 1997; (c) limit the term of an incentive option to 10 years and of a non-qualified option to 10 years and 1 day; and (d) authorize the Committee to approve the manner in which the option can be exercised.

Federal Income Tax Consequences of Stock Options

   The grant of an incentive or a non-qualified stock option has no federal tax consequences to IPALCO or a subsidiary. Moreover, the exercise of an incentive stock option will ordinarily have no federal income tax consequences to IPALCO or a subsidiary, if the option is exercised (a) while a participant is employed, (b) within 3 months after a participant retires,
(c) after participant's death, or (d) within 1 year after participant ceases to be an employee due to a disability within the meaning of Section 105(d)(4) of the Internal Revenue Code (the "Code"). However, the amount by which the fair market value at the time of exercise exceeds the option price of the Stock constitutes an alternative taxable income and may subject a participant to alternative minimum tax.

   At the time a non-qualified stock option is exercised, the amount by which the fair market value of the Stock at the time of exercise exceeds the option price is ordinary income to a participant, but is generally deductible by IPALCO or a subsidiary for federal income tax purposes.

   Any capital gain realized from a sale of the Stock acquired upon exercise of an incentive stock option will be taxed at long-term rates if the sale was made more than 2 years after grant and 1 year after receipt of the Stock. A sale of option-acquired Stock made before either of such periods will be taxed as ordinary income. The amount of such ordinary income will be deductible by IPALCO or a subsidiary, if income taxes were appropriately withheld.

                                NEW PLAN BENEFITS

                   IPALCO ENTERPRISES, INC. 1997 STOCK OPTION PLAN


Name and Position                       Dollar Value($)         Number of Units

John R. Hodowal                                                 250,000
Chairman of the Board and
  Chief Executive Officer

Ramon L. Humke                                                  125,000
Vice Chairman

John R. Brehm                                                    75,000
Vice President and Treasurer

Bryan G. Tabler                                                  45,000
Vice President, Secretary
and General Counsel

Gerald D. Waltz                                                  45,000
Senior Vice President,
Electric Delivery of IPL

Executive Group                                                 240,000

Non-Executive Director Group                                      -0-

Non-Executive Officer/                                          287,500
Employee Group


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                BOARD COMPENSATION COMMITTEE REPORT
                     ON EXECUTIVE COMPENSATION


Compensation Policies Relating Generally to Executive Officers

   The Compensation Committee (``Committee'') of the Board of Directors ("Board"), in consultation with its outside advisor, establishes the compensation policies of IPALCO Enterprises, Inc. and its subsidiaries (``IPALCO'') with regard to all officers. The Committee recommends to the Board the adoption or amendment of compensation plans for officers, including the named executive officers. On authority of the full Board, the Committee administers all such plans, including establishing officers' base salary levels, reviewing and approving performance measures and goals for both annual and long-term incentive plans, and approving incentive awards.

   The Committee is made up of four non-employee directors whose philosophy is to attract, retain, and motivate a high quality management team by providing a strong and direct link between IPALCO performance and officer compensation, with a significant portion of total compensation being dependent upon measurable performance objectives. The compensation program for executive and other selected officers had three basic components in 1996: base salary, a performance-based annual incentive plan, and a long-term performance and restricted stock incentive plan. It is the policy of the Committee that the compensation program should directly link executive and shareholder interests.

Base Salary

   The Committee targeted 1996 base salaries for officers, including the named executive officers, at the median level for similar positions within comparably performing utilities, and where such positions are also found in general industry, at a level approximately one-half the difference between the utility industry and general industry medians. The Committee considered the analysis which was provided by the outside advisor that IPALCO salaries are within the median range of comparable utilities and below those of general industry. The Committee also considered both company and individual performance in approving the range of salary increases and the salary for each officer, including the named executive officers. 1996 base salary increases for all officers averaged 4.5%, slightly ahead of the utility industry average, but aligned with IPALCO performance.

   The comparative compensation data for electric utilities used by the Committee were derived from companies with comparable revenues as reported in the annual Edison Electric Institute Executive Compensation Survey. Data for general industry were drawn from five national executive compensation surveys provided by the outside consultant.

Annual Incentive Plan

   The IPALCO Annual Incentive Plan is a performance-based plan which measures company performance in four equally weighted criteria: Net Income, Customer Satisfaction, Productivity, and Budget Compliance. For 1996 only, the Committee amended the Annual Incentive Plan to remove Customer Satisfaction and weigh the remaining performance measures one-third each. The customer survey being used was incapable of measuring management's efforts to improve customer service. For 1997 and beyond, Customer Satisfaction will be measured by an independent broad-based customer survey focusing on service characteristics which customers have stated are important. Target awards are set approximately halfway between general industry and utility medians. Participants in the Plan are approved in advance of the plan year by the Committee. All participants, including the named executive officers, are measured against performance goals which are established by the Committee and announced at the beginning of the year. Goals are set at Threshold, Target, and Maximum levels, with Threshold performance required for any award in each criteria; however, if the Threshold goal for Net Income is not met, no payout is made regardless of the performance in any other criteria. Each performance level is assigned an award value, with interpolation for performance between levels. For named executive officers, performance at Threshold, Target, and Maximum levels respectively warrants a payout of 10%, 22.5%, and 35% of base salary. Factors ranging from .75 to 1.5 are applied to the award percentage based upon the participant's position.

   The Plan permits the reduction or elimination of an award should an individual participant's performance be below expectations. No awards were reduced in 1996.

   For 1996, the Company met the Maximum performance goals in all three performance measures: Net Income, Productivity and Budget Compliance.


Long-Term Performance and Restricted Stock Incentive Plan

   The performance-based restricted stock plan is designed to focus the attention of prospective participants on long-term company objectives and performance. Participation is subject to Committee approval and is limited to key employees (including non-officers) who contribute on a continuing basis to the strategic and long-term growth of the company.

   The Plan continues to measure company performance in Total Return to Shareholders and in Cost Effective Service (net income as a percentage of utility revenues) compared with the performance of a Peer Group of 15 comparable utilities. Criteria for selection of peer companies included revenue size and sources, market-to-book ratio, fuel source, and dividend yield among other criteria. Target awards are set approximately halfway between general industry and utility medians. Conditional restricted stock grants, at Target levels, ranging from 10% to 35% of base salary, are awarded at the beginning of each three-year performance period. Final awards are based upon IPALCO's ranking within the Peer Group over the performance period, with one-third of the shares to be vested during each of the fourth, fifth, and sixth years after the beginning of the performance period. The performance period for Program 1 covers 1995-1997, with final restricted stock awards made July 1, 1998.

   Performance in Total Return to Shareholders and Cost Effective Service continues also to be measured over the four-year performance periods specified in the original Long-Term Incentive Plan for those programs begun prior to 1995. For Program 5, for the years 1992-1995, IPALCO ranked first among peers in Cost Effective Service and sixth among peers in Total Return to Shareholders. Using the schedule specified in the Plan for that level of performance, the named executive officers received incentive payments totaling $282,249 in 1996.


Basis For Chief Executive Officer's Compensation

   The Chief Executive Officer's (``CEO'') compensation continues to be directly and explicitly linked to IPALCO performance with consideration given to the Committee's assessment of his individual performance. The Committee thoroughly reviews the CEO's performance, including strategic direction, leadership and management team development, as well as overall company performance. The Committee's review is both subjective and objective. IPALCO performance data used in the incentive plans plus other financial, operational, service, and administrative data are considered.

   Total 1996 compensation for the CEO (including base salary, Annual Incentive Plan payment, and Long-Term Incentive payment and stock associated with the Long-Term Performance and Restricted Stock Incentive Plan), is shown in Table I. His total compensation was slightly above the median of Peer Group CEOs, but was slightly below the median of CEO compensation in comparably high-performing peer companies.

   At Target performance, under the current compensation program, approximately 37% of the CEO's total direct compensation is variable and at risk. During 1996, approximately 43% of the CEO's actual total direct compensation was at risk.


Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code will not permit a public corporation to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain top executives, unless that compensation qualifies as "performance based" compensation. This limitation will not impact IPALCO with respect to executive compensation paid in 1996, nor does the Committee believe that this will have an impact in 1997. The Committee continues to review this issue with the present intent to take appropriate steps to ensure the continued deductibility of its executive compensation.

                            The Compensation Committee of the
                            Board of Directors of IPALCO
                            Enterprises, Inc.

                            Otto N. Frenzel III, Chairman
                            Robert A. Borns
                            Earl B. Herr, Jr.
                            Thomas H. Sams


                 COMPENSATION OF EXECUTIVE OFFICERS

Nature and Types of Compensation

   The two tables that follow on succeeding pages disclose all plan and non-plan compensation awarded to, earned by, or paid to the Chairman of the Board and President of IPALCO, who is its chief executive officer (``CEO'') and to the four named executive officers other than the CEO who are the most highly compensated key policy-making executive officers of IPALCO and its subsidiaries. The tables include a Summary Compensation Table (Table I) and an Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values Table (Table II). No table is presented for Option/SAR Grants in last fiscal year since no stock options were granted during 1996. No table is presented for Long-Term Incentive Plans since the issuance of restricted stock under the Long-Term Performance and Restricted Stock Incentive Plan is included in the Summary Compensation Table (Table I).

Subsidiary Incentive Plan

   In early 1995, the Board of Directors of Mid-America Capital Resources, Inc. (``Mid-America''), a wholly owned subsidiary of IPALCO, approved the implementation of an incentive compensation plan that will provide for payment of incentive compensation in the year 2000 or later to key employees of Mid-America, its subsidiaries, and certain executive employees of IPALCO if certain objective performance measures are met.

                                                          SUMMARY COMPENSATION TABLE

                                                                                      Long-Term Compensation
                                                                           ----------------------------------------
                                              Annual Compensation          Awards          Awards       Payouts
                                ---------------------------------------    ----------------------------------------
                                                             Other                         Securities
                                                             Annual        Restricted      Underlying                 All Other
                                                             Compen-       Stock           Options/     LTIP          Compen-
Name and                                                     sation<F1>    Awards<F2>      SARs         Payouts<F3>   sation<F4>
Principal Position      Year    Salary ($)      Bonus ($)    ($)           ($)             (#)          ($)           ($)
----------------------  ----    ----------      ---------    ----------    -----------     ------       ---------     ------

John R. Hodowal         1994    $461,051        $214,566     $ 41,471         -0-          -0-          $ 76,250      $8,955
Chairman & President;   1995     476,012         206,425       43,721      $491,790        -0-            75,488       8,310
Chairman & CEO of IPL   1996     515,125         272,370      229,775         -0-          -0-           111,333       6,000

Ramon L. Humke          1994    $382,221        $177,881     $130,141         -0-          -0-          $ 63,646      $8,955
Vice Chairman;          1995     394,591         171,120      157,606      $407,700        -0-            62,975       8,310
President & COO         1996     432,812         228,935      200,277         -0-          -0-            92,296       6,000
of IPL

John R. Brehm           1994    $218,304        $ 67,728     $  3,678         -0-          -0-          $ 25,781      $8,199
Vice President &        1995     225,315          89,513        6,301      $133,050        -0-            24,228       8,310
Treasurer;              1996     236,394          83,253        7,788         -0-          -0-            34,996       6,698
SVP, Finance &
Information Services
of IPL

Bryan G. Tabler<F5>     1994    $ 46,157        $ 15,785     $  1,360         -0-          -0-             -0-         -0-
Vice President,         1995     202,931          58,650       14,471      $121,350        -0-             -0-        $5,589
Secretary & General     1996     218,184          76,907       17,077         -0-          -0-          $ 10,652       6,119
Counsel;
SVP, Secretary and
General Counsel of IPL

Gerald D. Waltz         1994    $202,955        $ 62,887     $  4,465         -0-          -0-          $ 26,042      $7,731
SVP, Electric           1995     201,930          58,353       11,178      $121,530        -0-            24,228       8,310
Delivery of IPL         1996     209,792          73,885       12,355         -0-          -0-            32,972       6,000
-------------------------------


<F1>    Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the Funded Supplemental Retirement Plan (See ``Pension Plans''). Includes $10,227 earned in above market interest on deferred compensation for Mr. Humke in 1996.

<F2>    Restricted common stock awards are valued at the closing market price as of the date of grant. Restricted common stock holdings and the value thereof based on the closing price of the common stock at year end are as follows: Mr. Hodowal - 24,589 shares ($670,050);
        Mr. Humke - 20,385 shares ($555,491); Mr. Brehm - 6,652 shares ($181,267); Mr. Tabler - 6,067 shares ($165,326); and Mr. Waltz
        - 6,076 shares ($165,571). Dividends on the restricted common stock are payable to the named officers. Shares awarded in 1995 represent a cumulative 3-year award for years 1995, 1996, and 1997. Under the terms of the Plan, no additional shares will be awarded to the named officers before 1998.

<F3>    Payouts shown were made in 1996 for the 4-year LTIP Program ended
        December 31, 1995.

<F4>    Represents 1996 contributions made by IPL to the Trustee of the
        Employees' Thrift Plan.

<F5>    Mr. Tabler started his employment on October 1, 1994, and became an officer of both IPALCO and IPL on January 1, 1995.
                                                 TABLE I

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                  AND FY-END OPTION/SAR VALUES

                                                                                Number of
                                                                                Securities              Value of
                                                                                Underlying              Unexercised
                                                                                Unexercised             In-the-Money
                                                                                Options/SARs at         Options/SARs
                                                                                FY-End(#)               FY-End ($)*

                                Shares Acquired                                 Exercisable/            Exercisable/
Name                            On Exercise (#)         Value Realized ($)      Unexercisable           Unexercisable
-------------------             ---------------         ------------------      ------------------      ----------------

John R. Hodowal                 35,000                  $542,485                180,000(e)              $401,701(e)
                                                                                  -0-  (u)                 -0-  (u)

Ramon L. Humke                  82,500                  $921,385                105,000(e)              $239,013(e)
                                                                                  -0-  (u)                 -0-  (u)

John R. Brehm                    -0-                       -0-                   52,500(e)              $119,506(e)
                                                                                  -0-  (u)                 -0-  (u)

Bryan G. Tabler                  -0-                       -0-                    ----                     ----
                                                                                  ----                     ----

Gerald D. Waltz                 18,120                  $267,208                 55,320(e)              $193,880(e)
                                                                                  -0-  (u)                 -0-  (u)
------------------------------
(e)         Exercisable.
(u)         Unexercisable.
*           Based upon year-end closing market price of $27.25 per share of common stock.


                                                      TABLE II

Performance Graph

   The Performance Graph on this page, Table III, plots the total cumulative return that shareholders of IPALCO received (solid line) during the period December 31, 1991 through March 31, 1997, compared with the total cumulative return to shareholders of companies comprising the Standards and Poor's
500 Index (solid line with dash) and the Standard & Poor's Electric Companies Index (wavy line). The Graph shows the cumulative total return assuming dividend reinvestment and based upon an initial investment of $100. The vertical portion of the Graph indicates the dollar value ranging from $90.00 to $210.00, and the horizontal portion of the Graph is the year, beginning in 1991 and contuing through March 31, 1997.

    The points on the Performance Graph are as follows:


              CUMULATIVE TOTAL RETURN ASSUMING DIVIDEND REINVESTMENT


                        1991    1992    1993    1994    1995    1996    3/31/97
IPALCO                  100     114     119     108     146     165     186
S & P 500               100     108     118     120     165     203     208
S & P ELEC COMPANIES    100     106     119     104     136     136     131

Source: Standard and Poor's Compustat Services, Inc.


                                           TABLE III


Performance Graph

   The Performance Graph (Table III) on the preceding page plots the total cumulative return that shareholders of IPALCO received (solid line) during the period from December 31, 1991 through March 31, 1997, compared with the total cumulative return to shareholders of companies comprising the Standard and Poor's 500 Index (solid line with dash) and the Standard & Poor's Electric Companies Index (wavy). The Graph reflects IPALCO's superior return as compared to the electric utility industry and is one of the bases for the Chief Executive Officer's compensation disclosed in the Compensation Committee Report set forth in this Proxy Statement.

Pension Plans

   Table IV below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Retirement Plan (assuming continuous employment to age 65) to named executive officers having the remuneration and years of service shown.


------------------------------------------------------------------------------------------------------------------
                          PENSION PLAN TABLE <F1>

Remuneration                 Years of Service
----------------  -----------------------------------------------------------------------------------------------

                   15              20              25              30              35
                --------        --------        --------        --------        --------

$125,000        $ 81,250        $ 81,250        $ 81,250        $ 81,250        $ 81,250
 150,000          97,500          97,500          97,500          97,500          97,500
 175,000         113,750         113,750         113,750         113,750         113,750
 200,000         130,000         130,000         130,000         130,000         130,000
 225,000         146,250         146,250         146,250         146,250         146,250
 250,000         162,500         162,500         162,500         162,500         162,500
 300,000         195,000         195,000         195,000         195,000         195,000
 400,000         260,000         260,000         260,000         260,000         260,000
 450,000         292,500         292,500         292,500         292,500         292,500
 500,000         325,000         325,000         325,000         325,000         325,000
___________________________________


<F1>    This table takes into account the latest Internal Revenue Code
        Section 415 benefit limitations and Internal Revenue Code Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Retirement Plan portion of the combined amounts have been shown without adjustment for income taxes.

                                 TABLE IV
-----------------------------------------------------------------------------------------------

   IPL's Employees' Retirement Plan (the ``Base Retirement Plan'') covers all permanent employees with one (1) year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the Plan includes ``Salary'' but excludes ``Bonus'' and ``Other Compensation,'' annual or otherwise, as those terms are used in the Summary Compensation Table (Table
I). Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Years of service for Pension Plan purposes of named executive officers are as follows: Mr. Hodowal - 28, Mr. Humke - 7, Mr. Brehm - 21, Mr. Tabler - 2, and Mr. Waltz - 36.

   The Funded Supplemental Retirement Plan referred to above is applicable to the named executive officers and, at reduced benefits, to all other officers of IPALCO and IPL. In addition to the Base Retirement Plan and Funded Supplemental Retirement Plan benefits described above, the Funded Supplemental Retirement Plan also provides Mr. Hodowal with a straight-life annuity of $130,000 per year commencing at age 65, which benefit is reduced for early retirement. Contributions and accrued interest credited during 1996 to the accounts of Messrs. Hodowal, Humke, Brehm, Tabler and Waltz amounted to $271,745, $196,824, $7,256, $20,466 and $9,987, respectively (in addition to the federal, state and local income tax payments reflected in Table I above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Retirement Plan upon termination of employment at normal retirement age and at current salary levels.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   IPALCO has an employment contract with Mr. Hodowal which provides for an indefinite term that is convertible into a fixed 3-year term upon notice. IPL has an employment contract with Mr. Humke which provides for a 3-year term expiring on December 31, 1999. Such contracts terminate upon death, total disability or retirement. Should they be terminated without ``cause'' or resign for ``good reason'' (as those terms are defined in the contract--see below), they would continue to receive their Salary, as that term is used in Table I above, for up to 3 years thereafter, less any severance payments received from other agreements.

   All Officers of IPALCO and its subsidiaries have Termination Benefits Agreements, dated on or after January 1, 1993. These Agreements provide for payment of severance benefits equal to 299.99% of the last 5 years' average annual Salary (but not exceeding the limits of Internal Revenue Code 280G), if IPALCO undergoes an ``acquisition of control'' while the agreement is in effect and if, within 3 years after an acquisition of control, any such officer is terminated without ``cause'' or resigns for ``good reason,'' as those terms are therein defined (see below).

   The term ``without `cause''' is defined in the employment contracts and Termination Benefits Agreements discussed above to mean in the absence of fraud, dishonesty, theft of corporate assets or other gross misconduct, as set out in a good faith determination of the Board of Directors. The term ``resign for `good reason''' is defined in the same agreements to mean generally, and subject to lengthy qualifications and amplification, demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of other officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program. The term ``acquisition of control'' in such contracts means, generally and subject to lengthy amplification and qualifications therein, acquisition by any person, entity, or group of 20% or more of the combined voting power of the outstanding securities of IPALCO entitled to vote in the election of directors, excluding acquisitions by or from IPALCO or any acquisition by any employee benefit plan of IPALCO or IPL; change in majority membership of the Board of Directors other than by normal succession; certain reorganizations, mergers or consolidations resulting in control of the reorganized, merged, or consolidated entity by persons not previously in control of IPALCO; approval by the shareholders of complete liquidation or dissolution of IPALCO, or of a sale of all or substantially all of its assets to an entity not controlled by directors and holders of voting securities who were directors and holders of voting securities of IPALCO prior to the transaction.

   A Benefit Protection Fund and Trust Agreement (``Fund'') is also in effect to pay litigation expenses in the event it becomes necessary for any officer to enforce the employment contracts and Termination Benefits Agreements above described. The Fund is held in trust by National City Bank, Indianapolis, and at December 31, 1996, the sum of $887,580 was reserved in trust for such expenses.

   By order of the Board of Directors.

                                         IPALCO ENTERPRISES, INC.
                                         By: BRYAN G. TABLER, Secretary


Indianapolis, Indiana
April 15, 1997

--------------------------------------------------------------------------

                                                                APPENDIX A

                         IPALCO ENTERPRISES, INC.
                          1997 STOCK OPTION PLAN


    1. Purpose. The purpose of the IPALCO Enterprises, Inc. 1997 Stock Option Plan (the "Plan") is to provide to certain officers (including officers who are members of the Board of Directors) and other key executive employees of IPALCO Enterprises, Inc. (the "Corporation") and of any of the eighty percent (80%) or greater owned, direct or indirect, subsidiaries of the Corporation (individually a "Subsidiary and collectively the "Subsidiaries") who are materially responsible for the management or operation of the business of the Corporation or a Subsidiary, a favorable opportunity to acquire Common Stock, without par value, of the Corporation ("Common Stock"), thereby providing them with an increased incentive to work for the success of the Corporation and the Subsidiaries and better enabling the Corporation and the Subsidiaries to attract and retain capable executive personnel.

    2. Administration of the Plan. The Plan shall be administered, construed and interpreted by the Compensation Committee (the "Committee") of the Board of Directors of the Corporation. The Committee must be composed of two or more persons who qualify as "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") and as "outside directors" as defined in Treasury Reg. Section 1.162-27(e)(3). The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act (a) at a meeting at which a majority of the members of the Committee is present, (b) unless prohibited by the Corporation's Articles of Incorporation or Bylaws, by simultaneous telephonic communication as authorized by IND. CODE Section 23-1-34-1, or (c) by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

   (a) the individuals (the "Optionees") to whom options or successive options shall be granted under the Plan;

   (b)  the time when options shall be granted hereunder;

   (c) the number of shares of Common Stock of the Corporation to be covered under each option;

   (d)  the option price to be paid upon the exercise of each option;

   (e)  the period within which each option may be exercised;

   (f) the extent to which an option is an incentive stock option or a non-qualified stock option; and

   (g) the terms and conditions of the respective agreements by which options granted shall be evidenced.

The Committee shall also have authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the administration of the Plan.

    3. Eligibility. The Committee may, consistent with the purposes of the Plan, grant options to officers and other key employees of the Corporation or of a Subsidiary who in the opinion of the Committee are from time to time materially responsible for the management or operation of the business of the Corporation or of a Subsidiary; provided, however, that in no event may any employee who owns (after application of the ownership rules in Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code")) shares of stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation be granted an incentive stock option hereunder unless at the time such option is granted the option price is at least 110% of the fair market value of the Common Stock subject to the option and such incentive stock option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted. Subject to the provisions of Section 4 hereof, an individual who has been granted an option under the Plan, if he is otherwise eligible, may be granted an additional option or options if the Committee shall so determine. The maximum number of shares of the Corporation's Common Stock with respect to which options may be granted in any calendar year to any individual shall not exceed two hundred and fifty thousand (250,000).

    4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, two million (2,000,000) shares of the Corporation's Common Stock which may be authorized but unissued shares of the Corporation. Subject to Section 6 hereof, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other options under the Plan.

    5. Terms of Option. Each option granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

   (a) Option Price. The price to be paid for shares of Common Stock upon the exercise of each option shall be determined by the Committee at the time such option is granted, but such price in the case of an incentive stock option in no event shall be less than the fair market value, as determined by the Committee consistent with the requirements of Section 422 of the Code, of such Common Stock on the date on which such option is granted.

   (b) Period for Exercise of Option. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time such option is granted, but such period in no event shall exceed ten (10) years and one day from the date on which such option is granted; provided, however, that incentive stock options shall have terms not in excess of ten (10) years; provided, further, that no option shall be exercisable prior to the date on which the Plan is approved by the shareholders of the Corporation as required by Section 422 of the Code.

   (c) Exercise of Options. The option price of each share of Common Stock purchased upon exercise of an option shall be paid in full (1) in cash at the time of such exercise, (2) if the Optionee may do so in conformity with Regulation T (12 C.F.R. Section 220.3(e)(4)) and without violating Section 16(b) or (c) of the 1934 Act (to the extent applicable) and subject to approval by the Committee, by delivering a properly executed exercise note together with irrevocable instructions to a broker to deliver promptly to the Corporation the total option price in cash and, if desired, the amount of any taxes to be withheld from the Optionee's compensation as a result of any withholding tax obligation of the Corporation or any of its Subsidiaries, as specified in such notice, or (3) subject to the approval of the Committee, by tendering to the Corporation whole shares of Common
Stock owned by him or any combination of whole shares of Common Stock owned by him and cash, having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. For this purpose, the fair market value of the shares tendered by the Optionee shall be computed as of the exercise date in such manner as determined by the Committee, consistent with the requirements of Section 422 of the Code. The Committee shall have the authority to grant options exercisable in full at any time during their term, or exercisable in such quotas as the Committee shall determine. An option may be exercised at any time or from time to time during the term of the option as to any or all whole shares which have become subject to purchase pursuant to the terms of the option (including, without limitation, any quotas with respect to option exercise) or the Plan.

   (d) Termination of Option. If an Optionee ceases to be an employee of the Corporation or one of the Subsidiaries for any reason other than retirement, permanent and total disability (within the meaning of Section 105(d)(4) of the Code), or death, any option granted to him shall forthwith terminate. Leave of absence approved by the Committee shall not constitute cessation of employment. If an Optionee ceases to be an employee of the Corporation or one of the Subsidiaries by reason of permanent and total disability (within the meaning of Section 105(d)(4) of the Code), any option granted to him may be exercised by him in whole or in part within one (1) year after the date of his termination of employment by reason of such disability whether or not the option was otherwise exercisable at the date of such termination of employment. If an Optionee ceases to be an employee of the Corporation or one of the Subsidiaries by reason of retirement, any option granted to him may be exercised by him in whole or in part during the period fixed by the Committee under subsection (b) of this Section 5, provided that the option was otherwise exercisable at the date of such termination of employment. The term "retirement" as used herein means an Optionee's termination of employment on or after meeting the requirements for early or normal retirement benefits under any then existing Indianapolis Power & Light Company pension plan. In the event of the death of an Optionee while in the employ of the Corporation or the Subsidiaries or within one (1) year after the termination of his employment by reason of retirement or permanent and total disability (within the meaning of Section 105(d)(4) of the Code), any option granted to him may be exercised in whole or in part at any time after the date of such death by the executor or administrator of his estate or by the person or persons entitled to the option by will or by applicable laws of descent and distribution until the expiration of the option term as fixed by the Committee, whether or not the option was otherwise exercisable at the date of his death. Notwithstanding the foregoing provisions of this subsection (d), no option shall in any event be exercisable after the expiration of the period fixed by the Committee in accordance with subsection (b) above. An option shall also terminate if this Plan is not approved by the shareholders of the Corporation within the requisite time period set forth in Section 422 of the Code.

   (e) Nontransferability of Option. An Option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee shall be exercisable only by him.

   (f) Investment Representations. Unless the shares of Common Stock subject to an option are registered under applicable federal and state securities laws, each Optionee by accepting an option shall be deemed to agree for himself and his legal representatives that any option granted to him and any and all shares of Common Stock purchased upon the exercise of the option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee's legal representatives for distribution, but not for sale, to his legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option may, but need not, bear a legend evidencing such representations and restrictions. In addition, if the options and shares of Common Stock issued pursuant to this Plan are issued in reliance upon Rule 147, promulgated under the Securities Act of 1933, as amended, the written representations required by such rule shall be obtained from the Optionees prior to or at the time they are granted options, any and all legends required by Rule 147 shall be set forth on the certificates representing shares of Common Stock issued pursuant to the exercise of such options, and stop transfer instructions shall be issued to the Corporation's recordkeeping transfer agent with respect to such shares.

   (g) Maximum Incentive Stock Options. The aggregate fair market value (determined as of the time the option is granted) of Common Stock subject to incentive stock options that are exercisable for the first time by an employee during any calendar year under the Plan or any other plan of the Corporation or any Subsidiary shall not exceed $100,000. For this purpose, the fair market value of such shares shall be determined as of the date the option is granted and shall be computed in such manner as shall be determined by the Committee, consistent with the requirements of Section 422 of the Code. If the immediate exercisability of incentive stock options arising from the death or permanent and total disability of an Optionee pursuant to Section 5(d) above or arising from any change of control of the Corporation would cause this $100,000 limitation to be exceeded for an Optionee, the Committee shall convert as of the date on which such incentive stock options become exercisable all or a portion of the outstanding incentive stock options held by such Optionee to non-qualified stock options to the extent necessary to comply with the $100,000 limitation.

   (h) Agreement. Each option shall be evidenced by an agreement between the optionee and the Corporation which shall provide, among other things, that, with respect to incentive stock options, the optionee shall advise the Corporation immediately upon any sale or transfer of the shares of Common Stock received upon exercise of the option to the extent such sale or transfer takes place prior to the later of (a) two (2) years from the date of grant or (b) one (1) year from the date of exercise.

   (i) Tax Benefit. The Committee may, in its sole discretion, include a provision in any non-qualified stock option agreement that provides for an additional cash payment from the Corporation to the grantee of such non-qualified option as soon as practicable after the exercise date of such non-qualified stock option equal to all or a portion of the tax benefit to be received by the Corporation attributable to its federal income tax deduction resulting from the exercise of such non-qualified stock option.

   (j) Certificates. The certificate or certificates for the shares issuable upon an exercise of an option shall be issued as promptly as practicable after such exercise. An Optionee shall not have any rights of a shareholder in respect to the shares of Common Stock subject to an option until the date of issuance of a stock certificate to him for such shares.
In no case may a fraction of a share be purchased or issued under the Plan, but if, upon the exercise of an option, a fractional share would otherwise be issuable, the Corporation shall pay cash in lieu thereof.

   (k) No Right to Continued Service. Nothing in this Plan or in any agreement entered into pursuant hereto shall confer on any person any right to continue in the employ of the Corporation or its Subsidiaries or affect any rights of the Corporation, a Subsidiary, or the shareholders of the Corporation may have to terminate his service at any time.

   (l) Incentive Stock Options and Non-Qualified Stock Options. Options granted under the Plan may be incentive stock options under Section 422 of the Code or non-qualified stock options. All options granted hereunder shall be clearly identified as either incentive stock options or non-qualified stock options. In no event shall the exercise of an incentive stock option affect the right to exercise any non-qualified stock option, nor shall the exercise of any non-qualified stock option affect the right to exercise any incentive stock option. Nothing in this Plan shall be construed to prohibit the grant of incentive stock options and non-qualified stock options to the same person; provided, however, that incentive stock options and non-qualified stock options shall not be granted in a manner whereby the exercise of one non-qualified stock option or incentive stock option affects the exercisability of the other.

    6. Adjustment of Shares. In the event of any change after the effective date of the Plan in the outstanding stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, exchange of shares, merger or consolidation, liquidation, or any other change after the effective date of the Plan in the nature of the shares of stock of the Corporation, the Committee shall determine what changes, if any, are appropriate in the number and kind of shares reserved under the Plan, and in the option price under and the number and kind of shares covered by outstanding options granted under the Plan. Any determination of the Committee hereunder shall be conclusive.

    7. Tax Withholding. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the Optionee or his or her legal representative to remit to the Corporation an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, and whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

    8. Amendment. The Board of Directors of the Corporation may amend the Plan from time to time and, with the consent of the Optionee, the terms and provisions of his option, except that without the approval of the Corporation's shareholders:

   (a) the number of shares of Common Stock which may be reserved for issuance under the Plan may not be increased except as provided in Section 6 hereof;

   (b) the period during which an option may be exercised may not be extended beyond ten (10) years and one (1) day from the date on which such option was granted;

   (c) the class of employees to whom options may be granted under the Plan shall not be modified materially; and

   (d) no other amendment to the Plan may be made which requires the approval of the Corporation's shareholders under applicable law or under the rules and regulations of the New York Stock Exchange.

   No amendment of the Plan, however, may, without the consent of the Optionees, make any changes in any outstanding options theretofore granted under the Plan which would adversely affect the rights of such Optionees.

    9. Termination. The Board of Directors of the Corporation may terminate the Plan at any time and no option shall be granted thereafter. Such termination, however, shall not affect the validity of any option theretofore granted under the Plan. In any event, no incentive stock option may be granted after the conclusion of a ten (10) year period commencing on the date the Plan is adopted or, if earlier, the date the Plan is approved by the Corporation's shareholders.

   10. Successors. The Plan shall be binding upon the successors and assigns of the Corporation.

   11. Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Corporation, the Optionees and their successors in interest shall, except to the extent governed by federal law, be governed by Indiana law.

   12. Government and Other Regulations. The obligations of the Corporation to issue or transfer and deliver shares under options granted under the Plan shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

   13. Effective Date. The Plan shall become effective when it shall have been approved by the Corporation's Board of Directors; provided, however, that the granting of any options under the Plan is conditional upon the approval of the Plan by the Corporation's shareholders within twelve (12) months after the adoption of the Plan by the Corporation's Board of Directors and the options granted pursuant to the Plan may not be exercised until the Board of Directors of the Corporation has been advised by counsel that such approval has been obtained and all other applicable legal requirements have been met; provided, further, that if shareholder approval does not occur within the required twelve (12) month period, the Plan and all outstanding options shall be deemed terminated.


[form of proxy/instruction card]

                            IPALCO ENTERPRISES, INC.

This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints John R. Hodowal and Bryan G. Tabler as Proxies, each with the power of substitution, and authorizes them to represent and vote and/or, in the case of shares held in IPALCO PowerInvest, the dividend reinvestment and direct stock purchase plan, instructs the agent for such Plan to execute a proxy empowering the above-named persons to vote, as designated below, all the shares of IPALCO Enterprises, Inc. common stock held of record by the undersigned and/or credited to the undersigned's account in such Plan on April 10, 1997, at the annual meeting of the shareholders to be held May 21, 1997, or at any adjournment thereof, with respect to the matter(s) set forth below.

1. Election of Five Nominees For Directors, namely: Joseph D. Barnette, Jr., Max L. Gibson, Ramon L. Humke, Andrew J. Paine, Jr., Sallie W. Rowland

        [ ]     Vote For All Nominees
        [ ]     Withhold Vote from All Nominees
        [ ]     Vote For All Nominees, Except Nominees written below:

        --------------------------------------------------------------------
        (Please write name(s) of Nominee(s) from whom vote is withheld)

2. Approval of an amendment to the Amended Articles of Incorporation increasing to 290 million shares the amount of common stock authorized for issuance.

        [ ]     For     [ ]     Against         [ ]     Abstain

3. Approval of the adoption of the IPALCO Enterprises, Inc. 1997 Stock Option Plan.

        [ ]     For     [ ]     Against         [ ]     Abstain

                                   (FOLD HERE - DO NOT TEAR)

This Proxy/Instruction Card when properly executed will be voted in the manner directed by the undersigned shareholder. If not otherwise indicated, this Proxy/Instruction Card will be voted FOR the five nominees for Director listed above, FOR the amendment to the Amended Articles of Incorporation, and FOR the adoption of the Stock Option Plan and confers discretionary authority to vote on currently unknown matters properly presented to the meeting. This Proxy/Instruction Card shall be voted on those matters properly presented in accordance with the best judgment of the named Proxies.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 15, 1997, and the 1996 Annual Report is hereby acknowledged.

                                        Dated ______________________, 1997.

Your signature must be exactly          ____________________________________
as your name appears below.             (SIGNATURE)
When signing as attorney-in-fact,
executor, administrator, trustee,
guardian or corporate officer,          ____________________________________
please give full title as such.         (SIGNATURE IF HELD JOINTLY)

Please complete
1997 Proxy at right.
Then date, sign,
detach it from this
form at perforations,
fold it and return
immediately in
accompanying
postage guaranteed
envelope.


Account ID:

   ADDRESS CHANGE

_________________________
STREET

_________________________
APT. NO./P.O. BOX

_________________________
CITY

_________________________
STATE

_________________________
ZIP CODE

_________________________
SIGNATURE

[at perforation]

(DETACH HERE)


[letter soliciting voting instructions
from participants in Employees' Thrift Plan]

                                   IPL

                    INDIANAPOLIS POWER & LIGHT COMPANY


                                                    April 15, 1997

TO PARTICIPANTS IN THE EMPLOYEES' THRIFT PLAN:

    As a participant in the Employees' Thrift Plan, you are entitled to direct the manner in which shares of stock of IPALCO Enterprises, Inc., ("IPALCO") in which you have an interest, shall be voted by the Trustee at the forthcoming Annual Meeting of Shareholders of IPALCO to be held May 21, 1997. This right is given to you by Section 305.90 of the Thrift Plan.

    Enclosed is a copy of the Notice of the Annual Meeting and Proxy Statement dated April 15, 1997 and an Instruction Card indicating the number of shares with respect to which you may give voting instructions to the Trustee. You may instruct the Trustee how you wish such shares to be voted by placing a mark in the box which expresses your choice.

    The only business to be acted upon at the meeting of which Management is presently aware, is (1) the election of five directors to hold office for terms of three years each and until their successors are duly elected and qualified; (2) an amendment to the Amended Articles of Incorporation to increase the authorized number of shares of IPALCO's common stock from 145 million to 290 million; and (3) the approval of the adoption of the IPALCO Enterprises, Inc. 1997 Stock Option Plan.

    It is important that you instruct the Trustee as to the voting of the shares in which you have an interest. After designating how you wish such shares to be voted, sign the instruction form and return it via intra company mail to the Secretary of IPALCO, Room 729, IPALCO Corporate Center, on or before May 15, 1997.

    Shares with respect to which no voting instructions are given will be voted by the Trustee in its discretion.



                                        /s/ John D. Wilson
                                        John D. Wilson, Secretary
                                        Employees' Pension Committee

[form to be executed by Thrift Plan participants]

                            IPALCO ENTERPRISES, INC.

                     Instructions to Thrift Plan Trustee For
                  Annual Meeting of Shareholders - May 21, 1997

TO THE EMPLOYEE PENSION COMMITTEE:

    I understand that in accordance with Section 305.90 of the Thrift Plan, I may instruct the voting of the number of shares shown on this form. Will you please direct the Trustee to execute a proxy empowering the persons appointed therein to vote as follows:

1. Election of Five Nominees For Director, namely: Joseph D. Barnette, Jr., Max L. Gibson, Ramon L. Humke, Andrew J. Paine, Jr., Sallie W. Rowland

        [ ]     Vote For All Nominees
        [ ]     Withhold Vote from All Nominees
        [ ]     Vote For All Nominees, Except Nominees written below:

        --------------------------------------------------------------------
        (Please write name(s) of Nominee(s) from whom vote is withheld)

2. Approval of an amendment to the Amended Articles of Incorporation increasing to 290 million shares the amount of common stock authorized for issuance.

        [ ]     For     [ ]     Against         [ ]     Abstain

3. Approval of the adoption of the IPALCO Enterprises, Inc. 1997 Stock Option Plan.

        [ ]     For     [ ]     Against         [ ]     Abstain

                                   (FOLD HERE - DO NOT TEAR)

The Trustee will execute the proxy as above directed, or, if no choice is indicated, the proxy will be voted by the Trustee in its discretion. This instruction card confers discretionary authority to vote on currently unknown matters properly presented to the meeting.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 15, 1997, and the 1996 Annual Report is hereby acknowledged.

                                        Dated ______________________, 1997.

Your signature must be exactly          ____________________________________
as your name appears below.             (SIGNATURE)


Please complete
1997 Instruction Card
at right. Then date,
sign, detach it from this
form at perforations,
fold it and return
immediately in
accompanying
interoffice envelope.